Exhibit 99.1

Viveve Announces Launch of Viveve 2.0 System in China

Paragon Meditech, Viveve’s new distribution partner, conducts launch event highlighting advantages of CMRF technology for leading women’s health specialists throughout China

ENGLEWOOD, CO – December 3, 2019 - Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported that Paragon Meditech, the Company’s exclusive distribution partner in mainland China, Hong Kong and Macau, hosted a launch event for the Viveve 2.0 cryogen-cooled monopolar radiofrequency (CMRF) technology platform and products for more than 70 key opinion leader customers in Dalian, China. The comprehensive event included women’s health and aesthetic practitioners from mainland China and other Asian markets across Paragon’s territories and highlighted the advantages of Viveve’s CMRF technology.

“China represents a major market for our Viveve 2.0 System and this launch event was a dynamic opportunity for leading clinicians to see our next-generation technology platform firsthand and learn about the benefits it can provide to their patients. We are extremely pleased to be partnering with Paragon Meditech, which is a widely known and highly respected supplier of innovative medical technologies with a loyal physician customer base throughout mainland China,” said Scott Durbin, Viveve’s chief executive officer. “Paragon has demonstrated success in introducing novel medical technologies, such as CoolSculpting®, within these high demand markets. We are very encouraged by the strong response from the many physicians who participated in this launch event and we look forward to working with Paragon Meditech to increase awareness and adoption of Viveve’s CMRF technology in the years ahead.”

The next generation Viveve 2.0 System and consumable treatment tips are manufactured by new large-scale manufacturing partners, which significantly reduces the Company’s cost of goods sold versus the first-generation system. Currently the 2.0 System is available in the U.S., European Union, and China.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

Currently, in the United States, the Viveve System is cleared by the U.S. Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI) and plans to initiate a short-term feasibility study upon approval by the Canadian Ministry of Health of the investigational testing application submitted in August 2019. Following the positive yet inconclusive results of the LIBERATE-International trial, the proposed feasibility study will be a single-blind, three-arm, three-month study to compare Viveve's CMRF treatment to cryogen-only treatment and to inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. Results of the planned three-month feasibility study are targeted for read-out in April 2020. If positive, the results could be used to support Viveve's re-submission of its Investigational Device Exemption to the FDA for approval to conduct the LIBERATE-U.S. trial designed to evaluate the safety and effectiveness of the Viveve System for improvement of SUI in women. The results of these trials, if successful, could support marketing applications in the U.S. and over 30 countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or pursue strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

CoolSculpting is a trademark of Zeltiq Aesthetics, Inc.

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